MuniHoldings Insured Fund II, Inc.

File No. 811-9191
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending September 30, 2000, MuniHoldings Insured Fund II, Inc. (the
"Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniHoldings Insured Fund III, Inc. ("Insured III"), File No. 811-9285 and MuniHoldings Insured Fund IV, Inc. ("Insured IV"),
File No. 811-9557.

At meetings of the Boards of Directors of the Registrant, Insured III, and Insured IV, the Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Insured III and Insured IV by the Registrant,
(ii) the subsequent distribution of the Registrant's Common Stock to the holders of Insured III Common Stock and Insured IV Common Stock, (iii) the subsequent distribution of the Registrant's Series C Auction Market Preferred
Stock ("AMPS") to the holders of Insured III Series A
AMPS and Insured IV Series A AMPS, and (iv) the subsequent deregistration and dissolution of Insured III and Insured IV.

On April 14, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14
(File Nos. 333-34836 and 811-9191; the "N-14 Registration
Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Insured III and Insured IV. Pre-Effective Amendment
No. 1 to the N-14 Registration Statement was filed on May
24, 2000, and the N-14 Registration Statement as so amended was declared effective by the Commission on May 24, 2000.

On July 25, 2000, the shareholders of the Registrant, Insured III, and Insured IV approved the Reorganization at a special meeting of shareholders held for that purpose. On August 11, 2000, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, Insured III transferred securities and cash valued at $158,360,190 to the Registrant and received in exchange 6,806,667 shares of the Registrant's Common Stock and 2,714 shares of Registrant's Series C AMPS with an aggregate liquidation preference of $25,000; Insured IV transferred securities and cash valued at $84,825,979 to the Registrant and received in exchange 3,441,482 shares of the Registrant's Common Stock and 1,266 shares of Registrant's Series C AMPS with an aggregate liquidation preference of $25,000; and Insured III and Insured IV distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

Applications for Deregistration on Form N-8F were filed by Insured III and Insured IV on October 6, 2000 with the
Securities and Exchange Commission.